Exhibit 99.1

CONTACT:	Patrick D. Spangler, CFO
ev3 Inc.
9600 54th Avenue North
Plymouth, Minnesota 55442
(763) 398-7000
pspangler@ev3.net

ev3 Inc. Reports Second Quarter Net Sales Increase of 60%

Second Quarter Net Loss Declined 69% Compared to Year-Ago Period

– Conference Call Scheduled for July 28, 2006 at 8:00 a.m. CT;

Simultaneous Webcast at www.ev3.net –

Plymouth, MN – July 28, 2006 – ev3 Inc. (NASDAQ: EVVV), a global endovascular device company, today reported financial results for its fiscal second quarter of 2006.

ev3’s net sales in the second quarter of 2006 increased 60% to $50.6 million versus net sales of $31.5 million in the second quarter of 2005. This growth was generated internally and reflected strong net sales growth in all of ev3’s reported product lines and geographic markets. This growth was primarily driven by continued improvement in sales force productivity and increased market penetration of products introduced over the prior 18 months.

Jim Corbett, President and CEO of ev3 Inc., commented, “As has been the case in our first four quarters as a public company, we are again pleased by both the magnitude and balance of our net sales growth in the second quarter. In particular, we are excited about the early contribution from new product launches, including the United States launch of the SpideRX Embolic Protection Device and the global launch of the Protégé EverFlex self-expanding stent.”

ev3’s net loss for the second quarter of 2006 declined 69% to $10.8 million compared to $35.2 million in the second quarter of 2005. ev3’s net loss attributable to common shareholders for the second quarter of 2006 declined 74% to $10.8 million, or $0.19 per common share, compared to $40.9 million, or $4.60 per common share, in the second quarter of 2005. Total weighted average common shares outstanding used in the per share calculations were 56.7 million and 8.9 million for the second quarter of 2006 and 2005, respectively.

ev3’s loss before interest, taxes, depreciation and amortization (EBITDA),excluding charges for non-cash stock-based compensation, declined 85% to a loss of $3.6 million, compared to a loss of $24.6 million in the second quarter of 2005. ev3 uses the non-GAAP financial measures, EBITDA and EBITDA, excluding charges for non-cash stock-based compensation, as supplemental measures of performance and believes that these measures facilitate operating performance comparisons from period to period and company to company. EBITDA and EBITDA, excluding charges for non-cash stock-based compensation, are reconciled to ev3’s net loss immediately following the detail of net sales by geography later in this press release.

Corbett continued, “We believe the second quarter was pivotal in our drive to profitability as evidenced by the significant improvement in our EBITDA loss, excluding charges for non-cash stock-based compensation. This improvement demonstrates the underlying benefits of leveraging ev3’s business model infrastructure as further evidenced by significant declines in operating expenses as a percentage of net sales, including a nearly 5 percent reduction in the critical cost of goods sold category.”

For the six months ended July 2, 2006, ev3’s net sales increased 57% to $92.9 million compared to net sales of $59.2 million in the first six months of 2005. ev3’s net loss for the first six months of 2006 was $35.3 million compared to $67.6 million in the first six months of 2005. ev3’s net loss attributable to common shareholders for the first six months of 2006 declined 56% to $35.3 million, or $0.63 per common share, compared to $79.7 million, or $13.95 per common share, for the first six months of 2005. ev3’s EBITDA, excluding charges for non-cash stock-based compensation, for the first six months of 2006 declined 55% to a loss of $21.3 million, compared to a loss of $46.8 million in the first six months of 2005. EBITDA and EBITDA, excluding charges for non-cash stock-based compensation, are reconciled to ev3’s net loss immediately following the detail of net sales by geography later in this press release.

Sales Review

Neurovascular segment net sales increased 62% to $20.0 million in the second quarter of 2006 versus $12.3 million in the second quarter of 2005. Within the neurovascular business segment, sales of embolic products increased 123% to $9.4 million from $4.2 million, and sales of neurovascular access and delivery products were up 31% to $10.6 million from $8.1 million. The primary growth drivers for the neurovascular segment were the continued market penetration by both the Onyx Liquid Embolic System for the treatment of brain arterio-venous malformations (AVM’s) and the Nexus family of embolic coils.

Cardio peripheral segment net sales in the second quarter of 2006 increased 59% to $30.6 million versus $19.2 million in the second quarter of 2005. Within the cardio peripheral business segment, stent sales increased 82% to $16.0 million from $8.8 million. Sales of thrombectomy and embolic protection products increased 75% to $5.7 million from $3.2 million, while sales of procedural support and other cardio peripheral products increased 24% to $8.9 million from $7.2 million. The largest contributors to the growth in the cardio peripheral segment were ev3’s stent products and the SpideRX Embolic Protection Device.

On a geographic basis, ev3’s second quarter United States net sales were $30.7 million, representing an increase of 93% over the prior-year second quarter, and second quarter international net sales were $19.9 million, representing an increase of 28% over the prior-year quarter. Changes in foreign currency exchange rates had a negligible impact on second quarter 2006 net sales compared to the second quarter of the prior year.

Outlook

ev3 expects 2006 annual net sales to be in the range of $198 to $206 million, representing net sales growth targets ranging from 48% to 54% over 2005. ev3 expects its net sales in the third quarter of 2006 to be in the range of $48 to $52 million, representing growth rates of 43% to 55% over the third quarter of 2005. ev3 also expects its quarterly operating losses to be reduced further compared to its quarterly operating losses for 2005.

Earnings Call Information

ev3 will host a conference call today, July 28, 2006, beginning at 8:00 a.m. CT to review its results of operations for the second quarter of 2006 and other recent events and to discuss its 2006 business outlook. Discussions during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s net sales, cost of goods sold, operating expenses, distribution arrangements, clinical studies, regulatory status, and financial position, and comments the company may make about its future in response to questions from participants on the conference call. Any interested party may listen to the conference call through a live audio Internet broadcast at www.ev3.net .. For those unable to listen to the live broadcast, a playback of the webcast will be available at www.ev3.net  for approximately 90 days. Those without Internet access may join the call from within the U.S. by dialing 800-295-3991; outside the U.S. dial 617-614-3924 passcode 33481439. A playback of the conference call will be available from 10:30 a.m. CT, July 28, 2006 until noon on August 4, 2006 by dialing 888-286-8010 (United States) or 617-801-6888 (International), passcode 23977056.

ev3 and the ev3 logo are trademarks of ev3 Inc., registered in the U.S. and other countries.

This press release contains other trademarks and trade names of ev3 Inc. and other third parties, which are the property of their respective owners.

Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied. Such potential risks and uncertainties relate, but are not limited to, in no particular order:  product demand and market acceptance; the impact of competitive products and pricing; delays in regulatory approvals and the introduction of new products; and success of clinical testing. More detailed information on these and additional factors which could affect ev3 Inc.’s operating and financial results is described in the company’s filings with the Securities and Exchange Commission, including its most recent quarterly report on Form 10-Q and annual report on Form 10-K. ev3 Inc. urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the company faces. Additionally, ev3 Inc. undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

ev3 Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended		For the Six Months Ended
	July 2,	July 3,	July 2,	July 3,
	2006	2005	2006	2005

Net sales	$50,620	$31,540	$92,857	$59,222

Operating expenses
Cost of goods sold (a)	18,179	12,785	34,667	24,894
Sales, general and administrative (a)	35,808	32,297	73,669	64,157
Research and development (a)	6,047	11,891	12,821	22,217
Amortization of intangible assets	4,282	2,548	8,525	5,203
(Gain) loss on sale or disposal of assets, net	(46)	111	124	164
Acquired in-process research and development	—	868	1,786	868
Total operating expenses	64,270	60,500	131,592	117,503

Loss from operations	(13,650)	(28,960)	(38,735)	(58,281)

Other (income) expense:
Gain on sale of investments, net	(1,063)	(878)	(1,063)	(4,611)
Interest (income) expense, net	(514)	6,078	(1,213)	11,786
Minority interest in loss of subsidiary	—	(705)	—	(726)
Other (income) expense, net	(1,327)	1,828	(1,381)	2,920
Loss before income taxes	(10,746)	(35,283)	(35,078)	(67,650)

Income tax expense (benefit)	77	(61)	246	(59)

Net loss	(10,823)	(35,222)	(35,324)	(67,591)

Accretion of preferred membership units to redemption value	—	5,635	—	12,061

Net loss attributable to common shareholders	$(10,823)	$(40,857)	$(35,324)	$(79,652)

Net loss per common share attributed to common shareholders (basic and diluted) (b)	$(0.19)	$(4.60)	$(0.63)	$(13.95)

Weighted average common shares outstanding (b)	56,698,043	8,877,898	56,319,427	5,711,852

(a) Includes stock-based compensation charges of:
Cost of goods sold	$155	$135	$369	$247
Sales, general and administrative	1,799	591	3,165	1,045
Research and development	158	189	372	434
	$2,112	$915	$3,906	$1,726

(b) Net loss per common share attributed to common shareholders and weighted average common shares outstanding reflect the June 21, 2005 1-for-6 reverse stock split for all periods presented.

ev3 Inc.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)

	July 2,	December 31,
	2006	2005
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$28,783	$69,592
Short-term investments	18,450	12,000
Accounts receivable, less allowance of $3,664 and $3,607, respectively	35,962	28,519
Inventories	33,982	32,987
Prepaid expenses and other assets	8,773	7,042
Other receivables	1,168	1,535
Total current assets	127,118	151,675

Restricted cash	3,232	3,102
Property and equipment, net	22,534	17,877
Goodwill	149,160	94,456
Other intangible assets, net	45,722	26,230
Other assets	3,060	3,488
Total assets	$350,826	$296,828

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$11,078	$11,716
Accrued compensation and benefits	13,092	14,612
Accrued liabilities	13,058	11,343
Total current liabilities	37,228	37,671

Other long-term liabilities	615	852
Total liabilities	37,843	38,523

Minority interest	—	12,850

Stockholders’ equity

Common stock: $0.01 par value; 100,000,000 shares authorized; issued and outstanding: 56,813,670 and 49,350,647, respectively	568	493
Additional paid in capital	910,063	807,032
Accumulated deficit	(597,531)	(562,207)
Accumulated other comprehensive income (loss)	(117)	137
Total stockholders’ equity	312,983	245,455
Total liabilities and stockholders’ equity	$350,826	$296,828

ev3 Inc.

SELECTED NET SALES INFORMATION

(Dollars in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended			For the Six Months Ended
	July 2,	July 3,		July 2,	July 3,
	2006	2005	% change	2006	2005	% change
NET SALES BY SEGMENT

Cardio Peripheral
Stents	$16,020	$8,781	82%	$29,066	$15,879	83%
Thrombectomy and embolic protection	5,642	3,223	75%	9,679	6,461	50%
Procedural support and other	8,919	7,204	24%	17,168	13,709	25%
Total cardio peripheral	30,581	19,208	59%	55,913	36,049	55%

Neurovascular
Embolic products	9,412	4,219	123%	16,795	8,197	105%
Neuro access and delivery products	10,627	8,113	31%	20,149	14,976	35%
Total neurovascular	20,039	12,332	62%	36,944	23,173	59%

Total company	$50,620	$31,540	60%	$92,857	$59,222	57%

	For the Three Months Ended			For the Six Months Ended
	July 2,	July 3,		July 2	July 3,
	2006	2005	% change	2006	2005	% change
NET SALES BY GEOGRAPHY

United States	$30,689	$15,939	93%	$55,463	$30,060	85%
International	19,931	15,601	28%	37,394	29,162	28%

Total net sales	$50,620	$31,540	60%	$92,857	$59,222	57%

ev3 Inc.

NON-GAAP FINANCIAL MEASURES

(Dollars in thousands)

(unaudited)

	For the Three Months Ended		For the Six Months Ended
	July 2,	July 3,	July 2,	July 3,
	2006	2005	2006	2005

Reconciliation of net loss to EBITDA

Net loss, as reported (GAAP basis)	$(10,823)	$(35,222)	$(35,324)	$(67,591)

Interest (income) expense, net	(514)	6,078	(1,213)	11,786
Income tax expense (benefit)	77	(61)	246	(59)
Depreciation and amortization	5,581	3,717	11,097	7,340

EBITDA	$(5,679)	$(25,488)	$(25,194)	$(48,524)

Stock-based compensation	2,112	915	3,906	1,726

EBITDA, adjusted for stock-based compensation	$(3,567)	$(24,573)	$(21,288)	$(46,798)

ev3 uses non-GAAP financial measures, as outlined above, as supplemental measures of performance and believes these measures facilitate operating performance comparisons from period to period and company to company by factoring out potential differences caused by variations in capital structure, tax positions, depreciation, non-cash charges and certain large and unpredictable charges. ev3 also believes that the presentation of these measures provides useful information to investors in evaluating the company’s operations, period over period. Non-GAAP measures have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of the company’s results as reported under Generally Accepted Accounting Principles (GAAP).

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